SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VISTA GOLD CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
7961 Shaffer Parkway, Suite 5 Littleton, Colorado 80127 (Address of Principal Executive Offices)

VISTA GOLD CORP. Deferred share unit plan (Full title of the plans)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares without par value issuable pursuant to unsettled issued deferred share units or pursuant to deferred share units available for grant under the Plan(1)	1,500,000	US$ 0.945 (2)	US$ 1,417,500	US$ 183.99
Total	1,500,000	N/A	US$ 1,417,500	US$ 183.99

(1)Total Common Shares, without par value, available for issuance by the Corporation pursuant to Awards under the Plan described herein, based on number of Common Shares currently and prospectively to be reserved for issuance under the Plan. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(2)The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$0.99 and US$0.90, respectively) for the Corporation’s Common Shares on June 10, 2020 as quoted on the NYSE American.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 1,500,000 common shares (“Common Shares”) of Vista Gold Corp. (the “Registrant” or the “Company”) reserved for issuance pursuant to deferred share units (“Deferred Units”) under the Registrant’s Deferred Share Unit Plan (the “Plan”).  Under the terms of the Plan, the Registrant is authorized to grant Deferred Units which in combination with Common Shares issued pursuant to the Registrant’s stock option plan and long term incentive plan, does not exceed that number of Common Shares which represents 10% of the issued and outstanding Common Shares of the Registrant from time to time.

PART I.INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*  The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2019 and 2018, filed with the Commission on February 27, 2020;

(b)

the Registrant’s Proxy Statement on Schedule 14A, dated March 20, 2020, in connection with the Company’s April 30, 2020 annual general meeting of shareholders, to the extent such information is specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed on February 27, 2020;

(c)

the Registrant’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2020, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at March 31, 2020 and for the quarter ended March 31, 2020 and 2019 and the related management’s discussion and analysis of financial condition and results of operations for the quarter ended March 31, 2020 and 2019, as filed with the SEC on May 4, 2020;

(d)	the Registrant’s Current Report on Form 8-K as filed on April 6, 2020 and May 4, 2020;
(e)

all other reports of the Registrant filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(f)

the description of the Registrant’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 19.2 of the Company’s Articles  (the “Articles”) provides that to the extent not prohibited by the Business Corporations Act (British Columbia) (the “Act”) and regulations thereunder the Company must indemnify its past and present directors and officers of the Company and past and present directors and officers of another corporation at the request of the Company or at a time when the corporation was an affiliate of the Company, or an individual who at the request of the Company, is or was, or holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity (collectively, an “Eligible Party”) and the heirs and legal representatives of Eligible Parties, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of (collectively an “Eligible Penalty”) any legal proceeding or investigative action, whether current, threatened, pending or completed (collectively, a “Proceeding”).  In addition, Section 19.2 of the Articles provide that following the disposition of the Proceeding, the Company must pay the expenses, actually and reasonably incurred by the Eligible Party in respect of that Proceeding.

Section 160 of the Act authorizes the Company to indemnify Eligible Parties against all Eligible Penalties awarded or imposed in a Proceeding, and pay the expenses actually or reasonably incurred by an Eligible Party in respect of that Proceeding. Section 165 of the Act and Section 19.6 of the Articles provide that the Company may purchase and maintain liability insurance for the benefit of such Eligible Parties.

Section 161 of the Act provides that after the final disposition of a Proceeding, the Company must pay the expenses actually and reasonably incurred by an Eligible Party in respect of that Proceeding if the Eligible Party has not been reimbursed for those expenses and is wholly or substantially successful, on the merits or otherwise, in the outcome of the Proceeding.

Section 162 of the Act provides that the Company has the authority to pay expenses to an Eligible Party in advance of a final disposition of a Proceeding so long as the Company first receives a written undertaking from the Eligible Party that the Eligible Party will repay the amounts advanced if it is ultimately determined that the payment of expenses is prohibited by Section 163 of the Act.  In addition, Section 19.4 of the Articles obligates the Company to pay, in advance, expenses actually and reasonably incurred by the Eligible Party in respect of a Proceeding, unless prohibited by applicable law or court order.

Notwithstanding Sections 160, 161 or 162, Section 163(1) of the Act prohibits indemnification or paying the expenses of an Eligible Party if:

(a)

the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)

indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)

in relation to the subject matter of the Proceeding, the Eligible Party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d)

in the case of a Proceeding other than a civil Proceeding, the Eligible Party did not have reasonable grounds for believing that the Eligible Party’s conduct in respect of which the Proceeding was brought was lawful.

Notwithstanding Section 162, Section 163(2) of the Act provides that the Company must not indemnify or pay the expenses of an Eligible Party if a Proceeding is brought against an Eligible Party by or on behalf of the Company or by or on behalf of an associated corporation.

Section 19.5 of the Articles provides that notwithstanding any other provision of Part 19 of the Articles, the Company is not obligated to make any payment that is prohibited by the Act or a court order.

Section 164 of the Act provides whether or not payment of expenses or indemnification has been sought, authorized or declined, on application of a Company or an Eligible Party, the Supreme Court of British Columbia (the “Court”) may do one or more of the following:

(a)	order the Company to indemnify an Eligible Party against any liability incurred by the Eligible Party in respect of an eligible Proceeding;
(b)	order the Company to pay some or all of the expenses incurred by an Eligible Party in respect of Proceeding;
(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;
(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
(e)	make any other order the Court considers appropriate.

The Company indemnifies its directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements it has entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While some of these agreements provide that the Company will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that we may only make such indemnification payments as permitted by applicable law. The agreements provide that the Company’s obligations under the agreements are not diminished or otherwise affected by, among other things, any officers’ liability insurance placed by or for the benefit of the indemnitee, the Company or any entity related to either.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

2
Exhibit Number	Description
4.1*	Deferred Share Unit Plan of Vista Gold filed as Appendix E to the Company’s Proxy Statement on March 21, 2019 and incorporated herein by reference (File No. 1-9025)
5.1	Opinion of Borden Ladner Gervais LLP
23.1	Consent of Plante & Moran, PLLC Independent Registered Public Accounting Firm
23.2	Consent of Tetra Tech, Inc.
23.3	Consent of Dr. Rex Clair Bryan
23.4	Consent of Anthony Clark
23.5	Consent of Thomas L. Dyer
23.6	Consent of Amy L. Hudson
23.7	Consent of Chris Johns
23.8	Consent of Deepak Malhotra
23.9	Consent of Zvonimir Ponos
23.10	Consent of Guy Roemer
23.11	Consent of Vicki Scharnhorst
23.12	Consent of Jessica I. Monasterio, P. E.
23.13	Consent of Keith Thompson
23.14	Consent of John Rozelle
23.15	Consent of Borden Ladner Gervais LLP (incorporated in Exhibit 5.1 hereto)
24.1	Powers of Attorney filed with the signature pages hereto

 * Incorporated by reference herein

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities  Exchange Act of 1934, as amended (the “Exchange Act”)  that are incorporated by reference in this Registration Statement.

(1)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 15th day of June,  2020.

VISTA GOLD CORP.

/s/ Frederick H. Earnest
Name:	Frederick H. Earnest
Title:	Chief Executive Officer

/s/ Douglas L. Tobler
Name:	Douglas L. Tobler
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints Frederick H. Earnest and Douglas L. Tobler his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Frederick H. Earnest Frederick H. Earnest	Chief Executive Officer and Director (Principal Executive Officer), Authorized Representative in the United States	June 15, 2020

/s/ Douglas L. Tobler Douglas L. Tobler	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2020

/s/ Michael B. Richings Michael B. Richings	Director	June 15, 2020

/s/ John M. Clark John M. Clark	Director	June 15, 2020

/s/ Deborah J. Friedman Deborah J. Freidman	Director	June 15, 2020

/s/ C. Thomas Ogryzlo C. Thomas Orgyzlo	Director	June 15, 2020

/s/ W. Durand Eppler W. Durand Eppler	Director	June 15, 2020

/s/ Tracy A. Stevenson Tracy A. Stevenson	Director	June 15, 2020

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Deferred Share Unit Plan of Vista Gold filed as Appendix E to the Company’s Proxy Statement on March 31, 2019 and incorporated herein by reference (File No. 1-9025)
5.1	Opinion of Borden Ladner Gervais LLP
23.1	Consent of Plante & Moran, PLLC Independent Registered Public Accounting Firm
23.2	Consent of Tetra Tech, Inc.
23.3	Consent of Dr. Rex Clair Bryan
23.4	Consent of Anthony Clark
23.5	Consent of Thomas L. Dyer
23.6	Consent of Amy L. Hudson
23.7	Consent of Chris Johns
23.8	Consent of Deepak Halhotra
23.9	Consent of Zvonimir Ponos
23.10	Consent of Guy Roemer
23.11	Consent of Vicki Scharnhorst
23.12	Consent of Jessica I. Monasterio, P. E.
23.13	Consent of Keith Thompson
23.14	Consent of John Rozelle
23.15	Consent of Borden Ladner Gervais LLP (incorporated in Exhibit 5.1 hereto)
24.1	Powers of Attorney filed with the signature pages hereto

 * Incorporated by reference herein